Exhibit 23.1

John E. Lux, Esq.

Attorney at Law

1629 K Street, Suite 300

Washington, DC 20006

(202) 780-1000

Admitted in Maryland and the District of Columbia

February 5, 2018

U.S. Securities and Exchange Commission

Division of Corporation Finance

100 F Street, N.E.

Washington, D.C.  20549

Re: SoOum Corp. – Form S-8

Gentlemen:

We have acted as counsel to SoOum Corp., a Minnesota corporation (the “Company”), in connection with its Registration Statement on Form S-8 relating to the registration of 4,000,000,000 shares of its common stock, par value $0.0001 per share, which are issuable pursuant to the Company’s Employees, Directors, and Consultants Stock Plan for the Year 2018.

We hereby consent to all references to our firm included in the Registration Statement, including the opinion of legality.

Very truly yours,

Lux Law, P.A.

/s/ John E. Lux

John E. Lux